Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT: Rob Campbell
April 9, 2009	Nordstrom, Inc.
(206) 303-3290

MEDIA CONTACT: Brooke White
Nordstrom, Inc.
(206) 373-3030
NORDSTROM REPORTS MARCH SALES
     SEATTLE, Wash. (April 9, 2009) — Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $674 million for the five-week period ended April 4, 2009, a decrease of 10.1 percent compared with sales of $750 million for the five-week period ended April 5, 2008. Comp store sales for March decreased 13.5 percent compared with the same period in fiscal 2008. March sales were favorably affected by a Nordstrom Rewards triple point event for Nordstrom cardholders, partially offset by the unfavorable impact in the timing shift of the Easter holiday from March into April.
     Preliminary quarter-to-date sales of $1.14 billion decreased 10.5 percent compared with sales of $1.28 billion for the same period in fiscal 2008. Quarter-to-date comp store sales decreased 14.3 percent compared with the same period in fiscal 2008.
Sales Recording
     To hear Nordstrom’s pre-recorded March sales message, please dial 402-220-6036. This recording will be available for one week.
March Sales Results
(unaudited; $ in millions)

	Total Sales			Comp Store Sales
			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2009	2008	(Decrease)	Total	Stores	Stores

March	$674	$750	(10.1%)	(13.5%)	(16.9%)	0.1%

Quarter-to-date	$1,145	$1,279	(10.5%)	(14.3%)	(18.0%)	(0.2%)

Number of stores	April 4, 2009	April 5, 2008
Full-line	110	104
Rack and other	63	54

Total	173	158

Gross square footage	22,158,000	21,017,000
Expansion Update
     On April 2, 2009, Nordstrom opened a Nordstrom Rack store at The Commons at Southtowne in Sandy, Utah. On April 17, 2009, Nordstrom plans to open a full-line store at the Northshore Mall in Peabody, Massachusetts and a Nordstrom Rack store at Orland Park Place in Orland Park, Illinois.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

April Sales Release	Thurs., May 7, 2009
First Quarter Earnings Release	Thurs., May 14, 2009
May Sales Release	Thurs., June 4, 2009
June Sales Release	Thurs., July 9, 2009

About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 173 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 110 full-line stores, 59 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s planned store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s ability to control costs, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended January 31, 2009. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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